Exhibit 99.1

For Immediate Release:

Contact:	Therese Crozier Corporate Communications 510 789-4331

SANGSTAT RECEIVES EUROPEAN GRANT FOR THE STUDY
OF NEXT GENERATION RDP58 MOLECULES

Fremont, California - July 10, 2001 - SangStat (Nasdaq: SANG) today announced that its subsidiary IMTIX-SangStat has been awarded a European grant to study next generation compounds of RDP58 in inflammation. The 2.6 million Euro (approximately US $2.2 million) grant was awarded to fund a network of eight European laboratory collaborators who will conduct the research using a variety of techniques including rational drug design, modification of the mouse genome, gene transfer, signal transduction and disease models. The goal of this collaboration is to study the mechanisms of action of this novel class of compounds and to develop innovative therapeutic agents for acute and chronic inflammation. Inflammation plays a key role in the pathogenesis of many diseases with major impact on the health system, including rheumatoid arthritis, inflammatory bowel disease, and acute and chronic transplant injury.

"RDP58 has the potential to be a very exciting product for SangStat," said Dr. Roland Buelow, Senior VP Discovery Research at SangStat. "This grant gives us the opportunity to explore the potential of future generations of RDP58 in other possible indications for this molecule while continuing our current program in IBD (inflammatory bowel disease)."

RDP58 is a small molecule that inhibits TNF synthesis, preventing translation of TNF mRNA. TNF, an inflammatory cytokine, causes pathology in a wide range of diseases when it is released in excess such as in rheumatoid arthritis, ulcerative colitis, Crohn's disease, congestive heart failure, asthma, sepsis and other disease states. TNF triggers activation of immune responses and inflammation. Animal models, including studies in monkeys, suggest that RDP58 could decrease levels of TNF, reduce inflammation, and improve clinical outcome. RDP58 is currently in Phase I clinical trials in the UK.

SangStat

SangStat is a global biotechnology company building on its foundation in transplantation to discover, develop and market high value therapeutic products in the transplantation, immunology and hematology/oncology areas. Since 1988, SangStat has been dedicated to improving the outcome of organ and bone marrow transplantation through the development and marketing of products to address all phases of transplantation in the worldwide market. SangStat's US headquarters are in Fremont, California. SangStat also maintains a strong European presence, including direct sales and marketing forces in France, Germany, Italy, Spain, and the U.K., and distributors throughout the rest of the world. SangStat's stock is traded on the Nasdaq under the symbol "SANG". The company's web site is located at www.sangstat.com.

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding SangStat's product development and marketing of products. Forward-looking statements reflect SangStat's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. Factors that could cause actual results to differ materially include, without limitation, failures or delays in its drug discovery or development programs, and existing or new competition with respect to both product development and marketing of existing products. For a discussion of these and other factors that might result in different outcomes, see "Risk Factors" in SangStat's 2000 Annual Report on Form 10-K, its 2001 quarterly reports on Form 10-Q and other documents (including registration statements on Form S-3) filed with the Securities and Exchange Commission.

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